Exhibit 10.8

DISTRIBUTOR AGREEMENT

This agreement ("Agreement") is entered into this 31st day of July, 2007 between Early Detect Inc. ("Early Detect, Inc." or "Supplier" interchangeably), a Nevada corporation with the address of 2082 Michelson St. Irvine, CA 92612 and Winwheel Bullion, LLC. ("Winwheel Bullion" or "Distributor" interchangeably), a Nevada corporation with the address of 400 Goddard, Irvine, CA 92618.

Whereas, Winwheel Bullion wishes to secure distribution rights from Early Detect Inc. under the terms of the Agreement.

WITNESSETH:

In consideration of the premises and of the mutual covenants and agreement herein contained, the parties mutually agree hereto as follows:

1.
Appointment: Early Detect Inc. hereby appoints Winwheel Bullion, during the term of this Agreement as Distributor of the Products, more specifically described in Exhibit "A" attached to this Agreement and by this reference made a part hereof, in the Territory and Distributor hereby accepts said appointment:

2.	Term:

(a) The term of this Agreement is for six (6) years and six (6) months, commencing on the 1st day of September, 2007; (b) Thereafter, this Agreement shall automatically renew and its term continue for successive five year periods thereafter unless terminated for cause by either party by written notice sent at least one (1) year prior to the expiration of the term. In the event of such notice, termination shall occur at the expiration of the appropriate period.

(b) Early Detect Inc. shall have the right, however, to terminate this Agreement immediately by furnishing written notice to Distributor of its election to terminate the Agreement for any of the following reasons: (i) the existence of bankruptcy; insolvency, composition or creditor's arrangement with respect to Distributor; (ii) Distributor's acquisition by merger or consolidation with or liquidation into any other business entity; (iii) failure of Distributor to pay when due any portion of the purchase price for ordered Products; (iv) any breach of this agreement by Distributor including failure to maintain product required purchase minimums as will be determined and mutually agreed upon on an annual basis. In the event Early Detect Inc. discontinues the manufacturing or marketing of the Products for any reason whatsoever, all rights of Distributor under this Agreement shall automatically and immediately expire; or (v) for any other reason constituting cause, the parties may terminate the Agreement by mutual written agreement.

(c) The provisions for termination as provided are final, and the parties have considered the possibility of expenditures necessary for the performance of the terms of the Agreement and the possible loss and damages incident to them in the event of expiration or termination. It is expressly agreed that Early Detect Inc. shall not be liable to Distributor for damages in any form by reason of the termination of the Agreement pursuant to its terms at any time or for any reason. Early Detect Inc. agrees that it will accept purchase orders for transactions inaugurated by Distributor before termination of this Agreement, (Note: There is no paragraph ( d)) Early Detect Inc. further agrees that upon any termination of this Agreement, Distributor may return to Early Detect Inc. for credit any Products which are in fully marketable condition as determined by Early Detect Inc. Otherwise, after termination of the Agreement, no compensation or indemnity will be due on account of the activities of the Distributor.

3.
Products.The Products covered by this Agreement are those identified in Exhibit A hereto, which, by this reference, is incorporated herein, manufactured or causes to be manufactured from time to time by Early Detect Inc. at its facility. Early Detect Inc. reserves the right to add to, to withdraw, or to modify the Products at any time.

4.
Territory.Subject to minimum sales requirement below mentioned in Exhibit B attached to this Agreement and by this reference made a part hereof, Winwheel Bullion shall have the exclusive right to distribute throughout China, South Korea, Japan, Taiwan, Philippines, Indonesia, Vietnam, Thailand, Malaysia, Hong Kong, India, Russia, Ukraine, Kazakhstan, Turkey, Israel, South Africa, Ghana, Togo, Beni, Liberia, Nigeria and Democratic Republic of the Congo. Furthermore, for any client'contract brought in by Winwheel Bullion, Winwheel Bullion shall have the exclusive sales rights for that client for the life of the contract, regardless of the country of origin of the contract; provided such contract does not conflict with any current Early Detect contracts. This exclusive sales right explicitly includes Korean-American and Chinese-American pharmacies, distributors, and grocers in the United States.

5.
Prices.Early Detect Inc. will annually advise Distributor of its current Distributor prices (ex-factory) for the Products and, as deliveries are made, will invoice Distributor for payment in United States currency, at prices then prevailing. Insurance, freight and all other costs of shipment will be paid by Distributor. Early Detect Inc. reserves the right to change Distributor prices with the Distributor during the term of this Agreement, and show evidence that the price changes are necessary and justified. Any change in prices shall be effective ninety (90) days from the date of written notice of any such change is transmitted to the Distributor. The parties will permit no more then an annual 3% increase.

6.
Terms of Sale.The terms of sale which shall be applicable to all sales made by Early Detect Inc. to the Distributor shall be those in effect on the date of shipment as published from time to time and attached hereto as Exhibit C which by reference is made a part of this Agreement. Said terms of sale are subject to change by Early Detect Inc. from time to time. All orders placed pursuant to this Agreement shall be subject to Early Detect Inc. acceptance, in whole or in part, at its home office, and to the terms of sale. Distributor shall bear the risk of loss of all Products sold hereunder from the time Early Detect Inc. delivers the Products to the carrier for shipment to Distributor. Distributor shall inspect all Products immediately after receipt and shall report to Early Detect Inc. within thirty (30) days any defect or discrepancy.

All losses from failure to so report shall be borne by the Distributor, and Distributor hereby waives all claims with respect to such losses. To the extent that any published terms of sale conflict with the provisions of this Agreement, the provisions hereof shall govern.

7.
Force Majeure.(a) Failure of Early Detect Inc. to make, or of Distributor to take, any one or more deliveries hereunder (or portions thereof) when due, if such failure is occasioned by force majeure, shall not subject the failing party to any liability to the other, and, at the option of either party, the total quantity to be delivered pursuant to any offer accepted hereunder shall be reduced by the quantity of the delivery of deliveries (or portions thereof) so omitted. Force majeure shall include, but not be limited to, acts of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riots, sabotage, accident, embargo, lack of raw materials, government priority, requisition of allocation of any government authority, interruption f or delay in transportation, shortage or failure of supply of materials or equipment, strikes, lockouts or other labor troubles, partial or complete suspension of Early Detect Inc. or its suppliers' plant operations or by either party's (including Early Detect Inc. suppliers) compliance with any order or request of the State of California, or the State of Nevada, the U.S government, and the governmental regulations of the market territory to which Distributor may be subject, or of any officer, department agency or committee or any of said governments, or by compliance with a request of Early Detect Inc. or Distributor by any of said governments for purposes of national defense, or any other circumstances of like or different character beyond the reasonable control of the party so failing. Force majeure shall not include financial incapacity of either party. The provisions of this subparagraph (a) shall be effective even though the circumstances or contingencies invoked by Early Detect Inc. or Distributor might have been operative on the date hereof

(b) If any event of force majeure causes interruption of all shipments hereunder for a period of one (1) year from date the happening of any said event occurs or commences, this Agreement shall terminate without further obligation of any kind of either party to the other.

8.
Taxes and Penalties.If any taxes, assessments, penalties or fines be incurred by Early Detect Inc. by reason of Distributor's conduct of its business, Distributor will assume all such obligations without recourse against Early Detect Inc. and will indemnify, exonerate and hold harmless Early Detect Inc. from and against any loss by reason thereof

9.
Compensation.Compensation and profits, if any, of Distributor hereunder shall be realized from margins obtained on resale of the Products, and Distributor expressly waives any claim on or against Early Detect Inc. based on unjust enrichment of Early Detect Inc. or similar theories, for any services rendered by Distributor under this Agreement.

10.	Duties of Distributor.Distributor shall use its best efforts to develop and exploit markets for and to sell the Products throughout the Territory and to that end Distributor shall:

(a) obtain at its expense, all necessary licenses, certifications, authorizations and approvals, and to do any other or additional act or thing which may be necessary to enable the Products to be marketed commercially in compliance with the laws of any national or local government having jurisdiction over Distributor or its activities in the Territory, and the regulations of any department, commission, board, bureau, agency or instrumentality of any such government. If such licenses, certifications, authorizations, approvals, acts or things have not been obtained, this Agreement shall not be binding on Early Detect Inc., and all risks therefrom shall be with the Distributor;

(b) comply with all laws and regulations of the Territory, including those dealing with the sale and distribution of the Products purchased thereunder;

(c) except as specified in EXHIBIT A, resell the Products only under the labels, trade names, copyrights or trademarks of Early Detect Inc. or its suppliers, and none of these nor the packaging, nor the contents thereof, shall be altered in any respect without prior written permission of Early Detect Inc. Distributor shall not have or acquire any right, title or interest of any kind in such labels, trade names, copyrights or trademarks, even though such labels, trade names, copyrights or trademarks may have been adopted at the suggestion or instances of Distributor; nor shall it do any act or thing which might injure the reputation of Early Detect Inc. or its suppliers' labels, trade names, copyrights or trademarks, or affect adversely their exclusive rights therein. Distributor will give prompt notice in writing to Early Detect Inc. of any infringement of any such labels, trade names, copyrights or trademarks, or of any patents pertaining to the Products, which shall come to the attention of Distributor, and, upon request of Early Detect Inc., will render to Early Detect Inc., entirely at Early Detect Inc. expense, such assistance as Early Detect Inc. may request for the purposes of restraining any such infringement;

(d) except as specified in EXHIBIT A, not manufacture or cause to be manufactured anywhere, or sell, promote or distribute in the Territory, any product like or similar to the Products without prior written approval of Early Detect Inc.:

(e) except as specified in EXHIBIT A, make no appointments of sub distributors, sub dealers or agents of the Products except upon terms additionally approved by Early Detect Inc.;

(f) except upon prior written approval of Early Detect Inc., not sell, transfer or otherwise make available the Products for delivery outside the Territory, nor sell, transfer or otherwise make available the Products to any person whom Distributor knows intends to sell, transfer or otherwise make available the Products for delivery outside the Territory;

(g) sell the Products only under conditions specified by Early Detect Inc.

(h) maintain and store the Products only as specified by Early Detect Inc.

11.
Required Purchases.Distributor shall order and purchase the number of Product units set forth in the table contained in Exhibit B and in accordance with the schedule to be mutually agreed upon, which by reference thereto, will be made an integral part of this Agreement. However, the obligation of the Distributor to order and purchase any said units may at the option of the Distributor be decreased by the number of Product units ordered pursuant to this agreement which Early Detect Inc. is unable to deliver during the immediately preceding year.

12.	Warranties of Products.

(a) Early Detect Inc. warrants that at the time of manufacture, reasonable care was used in the manufacture of Products, and that the Products are manufactured under GMP Compliance. There are no warranties of any kind, which extend beyond the face of this Agreement. Distributor acknowledges that, prior to entering into this Agreement, it has examined a sample or model of each of the Products as fully as it desires. Distributor shall have an obligation to examine fully, prior to purchase, any of the products to which modifications may be made. All Products shipped to Distributor hereunder will conform in all material respects to the sample or models of the Products examined by Distributor and will be adequately contained, packaged and labeled. Distributor shall not publish, without the prior written approval of Early Detect Inc., any description, perfoimance, claim, specification or other statement which relates to the Products other than those set forth in writing by Early Detect Inc.

(b) Notwithstanding any provisions of this Agreement, Supplier warrants to Distributor that the Products purchased hereunder shall he free from defects in materials and workmanship and shall conform in all material respect to the Specifications for a period of ninety (90) days from the date of delivery thereof, provided that the Product in question has been stored and used in accordance with ordinary industry practices and conditions.

(c) Remedies. In the event that a Product does not comply with the product warranty set out in Paragraph 12(b) and such non-conforming Product is returned to Supplier within the warranty period by Distributor freight prepaid, Supplier will replace such non-conforming Product at no additional charge to Distributor; the replaced Product will be returned to Distributor, freight prepaid.

(d) Limitation of Liability. Distributor shall in no event be liable for any indirect, incidental, special or consequential damages arising out of or relating to the sale or use of its products, whether or not supplier has advance notice of the possibility of such damages.

13.
Trade Secrets.The design and related technology of the Products, commercial information, data regarding processes and know-how furnished Distributor hereunder or in connection herewith are the property of Early Detect Inc., and Distributor shall not acquire any proprietary rights or other interests therein. Distributor shall treat same as strictly confidential, and will not reveal to unauthorized third parties except as may be necessary, upon prior written approval of Early Detect Inc., to achieve the purposes of this Agreement. Distributor agrees to take all reasonable measures to prevent its employees, agents and customers from divulging such information, including, without limitation, causing such employees, agents and customers to execute trade secrets and secret processes nondisclosure agreements in such form and substance as may be required by Early Detect Inc. Distributor hereby acknowledges that the disclosure of confidential information may result in substantial and incalculable financial damage to Early Detect Inc. and hereby consents to the issue of an injunction or interim injunction restraining it from the disclosure of information which is confidential. Confidential Information shall not include information which (a) is or becomes generally known within the Early Detect's industry through no fault of Winwheel Bullion; (b) that can be demonstrated to have been in Winwheel Bullion's possession or readily available to Winwheel Bullion or its subsidiaries from another source prior to the disclosure; (c) that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by Winwheel Bullion; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction and reasonable advance notice is given to Early Detect.

14.
Indemnification.Supplier shall indemnify, hold harmless and defend Distributor against any action brought against Distributor to the extent that such action is based on a claim that any unmodified Product, when used in accordance with this Agreement, infringes a United States copyright or patent and Supplier shall pay all costs, settlements and damages finally awarded; provided, that Distributor promptly notifies Supplier in writing of any claim, gives Supplier sole control of the defense and settlement thereof and provides all reasonable assistance in connection therewith. If any Product is finally adjudged to so infringe, or in Supplier's opinion is likely to become the subject of such a claim, Supplier shall, at its option, either: (i) procure for Distributor the right to continue using and distributing the Product (ii) modify or replace the Product to make it noninfringing, or (iii) refund the price paid upon return of the Product. Supplier shall have no liability regarding any claim arising out of: (i) use of other than a current, unaltered release of the Product unless the infringing portion is also in the then current, unaltered release, (ii) use of the Product in combination with non-Supplier products, data or equipment if the infringement was caused by such use or combination, (iii) any modification or derivation of the products not specifically authorized in writing by Supplier or (iv) use of third party products.

15.
Early Detect Inc. Assistance.Early Detect Inc. agrees to provide distributor with such technical data and documentation as may be required by governmental agencies as a prerequisite to granting licenses, certification and approvals. Early Detect Inc. agrees to make direct, personal representations to governmental agencies if necessary.

16.
Status of the Parties.It is understood and agreed that both parties hereto are independent contractors and nothing in this Agreement shall be construed so as to constitute Distributor as partner, or legal representative of Early Detect Inc. or make it in any way subordinate to or dependent upon Early Detect Inc. Distributor has no right or authority, expressed or implied, to assume or create any obligation on behalf of Early Detect Inc. or represent to any third party that it has authority to bind or commit Early Detect Inc. in any manner.

16.
Insurance:  Early Detect, Inc. or its associates through the term of this agreement, agree to carry, keep in force, and upon request, provide evidence of product liability insurance (with an acceptable deductible) through self insurance or a combination of self insurance and a commercially placed insurance carrier in an amount to be determined at a later date and which is customary in each country.

17.	Governing Law.This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, U.S. A.

18.
Arbitration.All disputes between the parties arising in connection with this Agreement shall be finally settled by arbitration. The arbitration shall be held in the Orange County Court, State of California, USA. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

19.
Assignment.Any and all right accruing hereunder to Distributor is personal in nature and shall not be assigned by Distributor, either in whole or in part, except with prior written consent of Early Detect Inc. Withholding of consent shall not be unreasonable.

20.
Notices.All notices provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or sent by mail, registered or certified, postage prepaid, addressed to the parties as follows to:

Early Detect Inc.
2082 Michelson St Suite 212
Irvine, CA 92612

Jack Urich, Sr.
Chairman
Winwheel Bullion, LLC.
14562 Holt Avenue
Tustin, CA 92780

SJ Kim
Winwheel Bullion, LLC.
CEO
400 Goddard
Irvine, CA 92618-4610

21.
Sole Agreement.This agreement contains all the understandings and representations between the partners hereto pertaining to the matters referred to herein and supersedes all agreements, of any, previously entered into by them with respect thereto. By acceptance of this Agreement, Distributor specifically hereby releases Early Detect Inc. from any and all obligations or claims under any and all agreements, understandings and representations, written or oral, previously entered into with Distributor, and any agreements entered into are hereby deemed terminated and of no effect in any particular. This Agreement may be modified only by a written supplement duly executed by the authorized officers of the parties.

22.
Waiver.No waiver or breach of any term or condition of this Agreement shall operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce any provisions hereunder operate as a waiver of such provision or any other provision hereunder.

23.
Severability.In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall not effect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on date first above written by their duly authorized officers or representatives.

BY: /s/ Charles Strongo	BY: /s/ Sungjin Kim
Charles Strongo, CEO/President	Sungjin Kim, CEO
Early DETECT, Inc.	Winwheel Bullion, LLC.

EXHIBIT A

SEE ATTACHED PRICE LIST AND PRODUCT LIST MARKED
"EXHIBIT A"

EXHIBIT B

MINIMUM PURCHASE REQUIREMENTS

To maintain the distribution rights to sell the products shown in Exhibit A, a mutually agreed upon forecast shall he added to this agreement at a later date. A minimum of $60 million of sales per year for the 18 months and $90 million per year for every year after for the right to he a distributor, this must meet the forecasted minimums.

The $60 million is a guarantee of purchases from EarIyDETECT over the first 18 months.

EXHIBIT C

TERMS OF SALE

All sales are F.O.B. Orange County, California. USA